                                                                    Exhibit 12.1

Computation of ratio of earnings to fixed charges:

                                               For the period July 29,           For the                 For the
                                                 1996 (inception) to            year ended              year ended
                                                  December 31,1996           December 31,1997        December 31,1998
                                                  ----------------           ----------------        ----------------
Net loss                                               ($524,968)               ($3,335,170)         ($51,155,280)
                                               ==========================================================================
Fixed charges:
  Interest                                                     -                    527,759            13,989,306
  Interest factor of rent expense                            667                     52,333             1,064,333
                                               --------------------------------------------------------------------------

Total fixed charges                                          667                    580,092            15,053,639
                                               --------------------------------------------------------------------------

Earnings before fixed charges                          ($525,635)               ($3,915,262)         ($66,208,919)
                                               ==========================================================================

Ratio of earnings to fixed charges                     *                         *                       *
                                               ==========================================================================
                                                     For the                            For the
                                                  quarter ended                      quarter ended
                                                  March 31, 1998                     March 31, 1999
                                                  --------------                     --------------
Net loss                                              ($2,745,121)                      ($30,333,627)
                                                 ====================================================

Fixed charges:
  Interest                                                330,409                          5,136,911
  Interest factor of rent expense                          61,047                          1,139,918
                                                 ----------------------------------------------------

Total fixed charges                                       391,456                          6,276,829
                                                 ----------------------------------------------------

Earnings before fixed charges                         ($3,136,577)                      ($36,610,456)
                                                 ====================================================

Ratio of earnings to fixed charges                   *                                  *
                                                 ====================================================

     The ratio of earnings to fixed charges is computed by dividing fixed charges into income before taxes plus fixed charges. Fixed charges include interest expense and that portion of net rental expense (one-third) attributable to the interest factor. On this basis earnings before fixed charges for the period ended December 31, 1996, for the years ended December 31, 1997 and 1998, and for the three months ended March 31, 1998 and 1999 were not adequate to cover fixed charges by $525,635, $3,915,262, $66,208,919, $3,136,577, and $36,610,456, respectively.